Exhibit 99.12(b)

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852

                                                                47, Avenue Hoche
                                                                   75008 Paris
                                                                     France


                                                    May 5, 2000


The Victory Portfolios
on behalf of Government Mortgage Fund
3435 Stelzer Road
Columbus, OH 43219

         and

The Victory Portfolios
on behalf of Fund for Income
3435 Stelzer Road
Columbus, OH 43219


Ladies and Gentlemen:

                     This opinion is being furnished to you in connection with the reorganization (the "Reorganization") of Government Mortgage Fund ("Transferor") into Fund for Income ("Transferee") pursuant to the Agreement and Plan of Reorganization and Liquidation (the "Reorganization Plan") dated as of May 5, 2000, between The Victory Portfolios, a Delaware business trust ("Victory"), on behalf of Transferor and Victory on behalf of Transferee. Both Transferor and Transferee are segregated portfolios of assets Victory.

                     In the Reorganization, Transferor will transfer all of its assets to Transferee solely in exchange for voting stock of Transferee and the assumption by Transferee of the liabilities of Transferor.(1) Transferor will distribute the stock of Transferee received in the Reorganization pro rata to its shareholders in exchange for their Transferor stock in complete liquidation of Transferor.

                     All capitalized terms used in this opinion and not defined herein have the respective meanings assigned to them in the Reorganization Plan and the Combined Proxy Statement and Prospectus included in the registration statement on Form N-14, Registration No.

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(1)  Pursuant to section  851(g)(1) of the  Internal  Revenue  Code of 1986,  as
amended  (the  "Code"),  Transferor  and  Transferee  are  treated  as  separate
corporations.   Under  Delaware  law,  ownership  interests  in  Transferor  and
Transferee  constitute  shares  of  beneficial  interest.   Such  interests  are
considered stock for federal income tax purposes and are referred to as "stock" or "shares" in this letter.

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333-93959,  as amended,  filed by Transferee  with The  Securities  and Exchange
Commission on December 30, 1999 ("Proxy Statement").

                     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Reorganization Plan, (ii) the Proxy Statement, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations, which we have neither investigated nor verified, made by Transferor, Transferee, and Key Asset Management, Inc., the investment adviser to Transferor and Transferee (the "Certified Representations"), including, inter alia, that:

     (a) there is no plan or intention by Transferee or any person related to Transferee (as defined in Treasury Regulations ss. 1.368-1(e)(3)) to acquire or redeem any of the stock of Transferee issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of Transferee's business as an open-end investment company, as required by section 22(e) of the Investment Company Act of 1940;

     (b) the fair market value of the Transferee stock received by each shareholder of Transferor will be approximately equal to the fair market value of the Transferor stock surrendered in the Reorganization;

     (c) each of Transferor and Transferee is qualified as a regulated investment company, as defined in section 851 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     (d) Transferee will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Transferor immediately prior to the Reorganization, calculated in accordance with the relevant provisions of Rev. Proc. 77-37, 1977-2 C.B. 568, as amended.

                     We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and directors of Transferor and Transferee, as well as with other professionals engaged by them. We have assumed, with your consent, that all documents reviewed by us are originals or photocopies that faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true, correct, complete, and not breached, that no actions that are inconsistent with such representations and statements will be taken, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have further assumed that all representations made in the Certified Representations "to the best knowledge of" any person will be true, correct, and complete as if made without such qualification.

                     Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, for federal income tax purposes:

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

     (a) the transfer by Transferor of all of its assets to Transferee in exchange for shares of Transferee and the assumption by Transferee of the liabilities of Transferor, and the subsequent liquidation of Transferor, pursuant to the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code, and Transferor and Transferee will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;

     (b) Transferor will not recognize any gain or loss as a result of the Reorganization;

     (c) Transferee will not recognize any gain or loss on the receipt of the assets of Transferor in exchange for shares of Transferee and the assumption of the liabilities of Transferor in the Reorganization;

     (d) the shareholders of Transferor will not recognize any gain or loss on the exchange of their shares of Transferor for shares of Transferee in the Reorganization;

     (e) the aggregate tax basis of the shares of Transferee received by each shareholder of Transferor in the Reorganization will be the same as the aggregate tax basis of the shares of Transferor exchanged therefor by such shareholder;

     (f) Transferee's adjusted tax bases in the assets received from Transferor in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of Transferor immediately prior to the Reorganization;

     (g) the holding period of each former shareholder of Transferor in the shares of Transferee received in the Reorganization will include the period during which such shareholder held the Transferor shares exchanged therefor, if such shares were held as a capital asset at the time of the Reorganization; and

     (h) Transferee's holding periods in the assets received from Transferor in the Reorganization will include the holding periods of such assets in the hands of Transferor immediately prior to the Reorganization.

                     Our opinion, which is not binding on the Internal Revenue Service or the courts, is based upon existing statutory, regulatory, and administrative and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of Transferee, Transferor, and/or their shareholders. We do not undertake to advise you as to any changes after the date of this opinion in the above-referenced authorities that may affect our opinion unless we are specifically requested to do so. As noted above, our opinion is based solely on the documents that we have examined, the assumptions we have made, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents, such additional information, or any of our assumptions or the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically stated above, and we have not been asked to address, nor have we addressed, any other matters relating to the Reorganization, Transferee, Transferor, or any investment in or by Transferee or Transferor.

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                     This  opinion  is  intended  for  the   exclusive   use  of
Transferor and Transferee. This opinion may not be circulated or relied upon by any other person or entity or for any other purpose without our prior consent. We hereby authorize you to attach this opinion as an exhibit to the Registration Statement on Form N-14.

                                            Very truly yours,


                                            Kramer Levin Naftalis & Frankel LLP